UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2018

Apollo Endosurgery, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35706	16-1630142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1120 S. Capital of Texas Highway Building 1, Suite #300 Austin, Texas 78746 (Address of principal executive offices) (Zip Code)
(512) 279-5100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2):
Emerging growth company 
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. 

Item 8.01 Other Events.

Public Offering
On June 20, 2018, Apollo Endosurgery, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Craig-Hallum Capital Group LLC, as underwriter (the “Underwriter”), relating to the issuance and sale (the “Offering”) of 3,747,035 shares of the Company’s common stock, par value $0.001 per share. The price to the public in the Offering is $5.50 per share, and the Underwriter has agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a blended price of $5.1651 per share. The Underwriter has a 45-day option to purchase up to an additional 562,055 shares of common stock solely to cover over-allotments at a price of $5.1425 per share, which has been exercised in full as of June 20, 2018. The net proceeds to the Company from this Offering are expected to be approximately $21.9 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company.  All of the shares in the Offering are being sold by the Company. The closing of the Offering is expected to occur on or about June 22, 2018, subject to the satisfaction of customary closing conditions.
The Offering is being made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-221893), as previously filed with the Securities and Exchange Commission, and a related prospectus and prospectus supplement.
The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
The Underwriting Agreement is filed as Exhibit 1.1 to this report, and the above description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares of common stock in the Offering is attached as Exhibit 5.1 hereto.
Termination of "At-the-Market" Offering Prospectus Supplement
Pursuant to that certain sales agreement, dated December 4, 2017 (the "Sales Agreement"), that the Company entered into with Cantor Fitzgerald & Co. ("Cantor"), the Company may offer and sell, from time to time, shares of its common stock through Cantor, acting as agent, through an "at the market offering" as defined in Rule 451(a)(4) (the "ATM Offering"), promulgated under the Securities Act of 1933, as amended. On December 20, 2017, the Company filed a prospectus supplement (the "ATM Prospectus Supplement") pursuant to which it may offer and sell, from time to time, shares of its common stock having an aggregate offering price of up to $16.0 million through Cantor under the Sales Agreement. As of the date of this report, the Company has not sold any shares of common stock under the ATM Offering. In connection with the Offering, the Company terminated the ATM Prospectus Supplement, but the Sales Agreement remains in full force and effect. The Company will not make any sales of common stock under the ATM Offering unless and until it files an updated prospectus supplement.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document
1.1	Underwriting Agreement, dated June 20, 2018.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO ENDOSURGERY, INC.

Dated:	June 21, 2018
		By:	/s/ Todd Newton
		Name:	Todd Newton
		Title:	Chief Executive Officer